                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by Registrant [X]
Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ASTEA INTERNATIONAL INC.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
-------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
  ----------------------------------------------------------------------------

  (5) Total fee paid:
  ----------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials:
  ----------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

                           ASTEA INTERNATIONAL INC.
                           455 BUSINESS CENTER DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1997

                               ----------------

To the Stockholders of Astea International Inc.:

  The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 15, 1997 at 10:00 a.m., local time, at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, for the following purposes:

    1. To elect three (3) Directors to serve until the next Annual Meeting of Stockholders.

    2. To approve the Astea International Inc. 1997 Stock Option Plan.

    3. To ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1997.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on March 21, 1997, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Robert G. Schwartz, Jr.
                                          Vice President, General Counsel and
                                           Secretary

Horsham, Pennsylvania April 15, 1997


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           ASTEA INTERNATIONAL INC.
                           455 BUSINESS CENTER DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                APRIL 15, 1997

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 15, 1997, at 10:00 a.m., local time, at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

  Only stockholders of record at the close of business on March 21, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date 13,208,534 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  The persons named as attorneys in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of Directors, the stockholders will consider and vote upon proposals to approve the Astea International Inc. 1997 Stock Option Plan (the "1997 Plan") and to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR those proposals if no specification is indicated.

  The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1996, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 15, 1997.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

  In accordance with the Company's By-Laws, the Company's Board of Directors is currently fixed at three (3) members. Zack B. Bergreen, Joseph J. Kroger and Bruce R. Rusch are the current Directors, all of whom except for Mr. Bergreen are independent Directors. The terms of the current Directors will expire at the Annual Meeting. All Directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

  The Board of Directors has nominated and recommended Zack B. Bergreen, Joseph J. Kroger and Bruce R. Rusch, the current members of the Board of Directors, to be elected to hold office until the 1998 annual meeting of stockholders. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of Director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

  The following table sets forth the nominees to be elected at the Annual Meeting and the year each such nominee was first elected a Director, the positions currently held by the nominee with the Company, and the year the nominee's term will expire:

     NOMINEE'S NAME
    AND YEAR NOMINEE
      FIRST BECAME                 POSITION(S) WITH            YEAR CURRENT TERM
       A DIRECTOR                     THE COMPANY                 WILL EXPIRE
    ----------------               ----------------            -----------------
Zack B. Bergreen........ Chairman of the Board, Treasurer            1997
(1979)                   President and Chief Executive Officer
Joseph J. Kroger........ Director                                    1997
(1994)
Bruce R. Rusch.......... Director                                    1997
(1994)

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the current Directors to be elected at the Annual Meeting and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

            NAME              AGE                   POSITION
            ----              ---                   --------
Zack B. Bergreen.............  51 Chairman of the Board, Treasurer,
                                  President and Chief Executive Officer
Kevin T. Roche...............  36 Senior Vice President, Operations
Leonard W. von Vital.........  46 Vice President and Chief Financial Officer
Robert G. Schwartz, Jr. .....  31 Vice President, General Counsel and Secretary
Joseph J. Kroger(1)(2).......  62 Director
Bruce R. Rusch(1)(3).........  53 Director

--------
(1) Member of Audit Committee.
(2) Member of Compensation and Stock Option Committee through July 8, 1996 and commencing again as of March 13, 1997.
(3) Member of Compensation and Stock Option Committee throughout fiscal 1996.

  MR. BERGREEN founded the Company in November 1979. Since that time he has served as President, Treasurer and Director of the Company and was elected Chief Executive Officer and Chairman of the Board of Directors in April 1995. Mr. Bergreen holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Maryland.

  MR. ROCHE joined the Company as a Senior Project Manager in 1992 and was elected to Senior Vice President, Operations, in February 1997. During his tenure at the Company, Mr. Roche has also served as Director, Product Management, and Vice President, Program Management. Prior to joining the Company in 1992, Mr. Roche served in a number of capacities at Wang Laboratories, Inc. Mr. Roche holds a Bachelor of Science degree in Business Administration from Northeastern University.

  MR. VON VITAL joined the Company as Vice President and Chief Financial Officer in November 1993. From February 1993 to November 1993, Mr. von Vital was an independent consultant. From June 1990 to February 1993, Mr. von Vital was Vice President of Mergers and Acquisitions for Decision Data, Inc., a vendor of computer peripheral equipment and related services. From April 1988 to June 1990, he was Corporate Controller of Decision Data, Inc. and previously was Controller-Marketing/Service of the company. Mr. von Vital is a certified public accountant and holds a Bachelor of Science degree in Accounting from St. Francis College.

  MR. SCHWARTZ joined the Company as Associate General Counsel in September 1996 and was elected Vice President, General Counsel and Secretary of the Company in February 1997. From September 1992 through August 1996, Mr. Schwartz was a corporate associate at the law firm of Goodwin, Procter & Hoar LLP. Mr. Schwartz holds a Bachelor of Arts degree in Political Science from Amherst College and a Juris Doctorate degree from Harvard Law School.

  MR. KROGER joined the Company's Board of Directors in September 1994. Mr. Kroger accepted employment as a Special Advisor to the President, commencing July 8, 1996. Mr. Kroger resigned from the Compensation Committee at the same time. As of March 17, 1997, the term of Mr. Kroger's employment has ended, and he has rejoined the Compensation Committee. Mr. Kroger is currently a consultant to the Company. Since March 1993, Mr. Kroger has been an independent business consultant and, since June 1995, has served on the Board of Directors of Wang Laboratories, Inc. From January 1990 to March 1993, Mr. Kroger was President and Chief Executive Officer of Decision Data, Inc., a vendor of computer peripheral equipment and related services. From February 1988 to January 1990, Mr. Kroger was President and Chief Executive Officer of BiiN, a joint venture of Intel Corp. and Siemens A.G. to manufacture mainframe and mid-size computers. Mr. Kroger was previously Vice Chairman of Unisys Company, a computer hardware manufacturer, and President and Chief Operating Officer of Sperry Company, a computer hardware manufacturer. Mr. Kroger holds a Bachelor of Arts degree in Economics from Loras College.

  MR. RUSCH joined the Company's Board of Directors in February 1994. Since January 1995, Mr. Rusch has been the President and Chief Operating Officer of Analogic Corp., a manufacturer and vendor of medical equipment. From January 1993 to December 1994, Mr. Rusch was Corporate Group Vice President for Analogic Corp. Between April 1987 and December 1994, Mr. Rusch was President and Chief Executive Officer of SKY Computers, Inc., a manufacturer and vendor of computer hardware. Mr. Rusch serves on the boards of directors of Analogic Corp. and Beacon Financial. Mr. Rusch holds a Bachelor of Science degree in Electrical Engineering from Bradley University and a Master of Business Administration degree from the University of Chicago.

  The Company's Bylaws and Certificate of Incorporation provide for the Company's Board of Directors to be comprised of as many Directors as are designated from time to time by the Board of Directors. The Board is currently comprised of three members. Each Director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or Directors of the Company.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met twelve (12) times during the fiscal year ended December 31, 1996. During fiscal 1996, each of the Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which he served. The Board of Directors established an Audit Committee and a Compensation and Stock Option Committee in May 1995. The Audit Committee of the Board of Directors, of which Messrs. Kroger and Rusch are currently members, reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee met one (1) time during the fiscal year ended December 31, 1996. The Compensation and Stock Option Committee of the Board of Directors, of which Messrs. Rusch and Reuben Wasserman, a former Director, were members during 1996, reviews and evaluates the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation and Stock Option Committee also administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan and 1995 Employee Stock Purchase Plan, and it will administer the 1997 Plan. The Compensation and Stock Option Committee acted by unanimous written consent seven (7) times during the fiscal year ended December 31, 1996. The Board of Directors does not currently have a standing nominating committee.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) the name of each Director or nominee; (iii) the name of each executive officer of the Company, and (iv) the name of each Named Executive Officer listed in the following Summary Compensation Table who is not currently an executive officer of the Company. The following table also sets forth as of the Record Date the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for Directors, nominees and executive officers as a group.

                   NAME AND ADDRESS                      AMOUNT OF   PERCENT OF
                 OF BENEFICIAL OWNER                    OWNERSHIP(1)  CLASS(2)
                 -------------------                    ------------ ----------
Zack B. Bergreen(3)...................................   6,836,125      52.0%
 c/o Astea International Inc.
 455 Business Center Drive
 Horsham, Pennsylvania 19044
Ronald J. Muns(4).....................................   1,137,570       8.6
 c/o Bendata, Inc.
 1125 Kelly Johnson Boulevard, Suite 100
 Colorado Springs, Colorado 80920
Wellington Management Company, LLP(5).................     764,000       5.8
 75 State Street
 Boston, Massachusetts 02109
Kevin Roche(6)........................................      20,225       *
Leonard W. von Vital(7)...............................      75,705       *
Robert G. Schwartz, Jr.(8)............................       2,500       *
Joseph J. Kroger(9)...................................     104,507       *
Bruce R. Rusch(10)....................................      33,646       *
Caesar J. Belbel(11)..................................      38,245       *
Avner Schneur(12).....................................      61,445       *
William D. Franklin(13)...............................         --          0
All current Directors, nominees and executive officers   7,072,708      52.5%
 as a group (6 persons)(14)...........................

--------
  * Less than 1% of the outstanding shares of Common Stock.
 (1) Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by Directors, officers and principal stockholders.
 (2) Applicable percentage of ownership as of the Record Date is based upon 13,208,534 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting and investment power with respect to shares. Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date ("presently exercisable stock options") are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (3) Includes 2,000,000 shares held by trusts of which Mr. Bergreen and his wife are the only trustees, and 45,125 shares of Common Stock issuable pursuant to presently exercisable stock options held by Mr. Bergreen's wife. Mr. Bergreen disclaims beneficial ownership of the 45,125 shares of Common Stock issuable pursuant to stock options held by his wife.
 (4) As reported by stockholder to the Company. Includes 100,000 held by a limited partnership of which Mr. Muns and his spouse are the general partners.

 (5) As reported by stockholder to the Company under the Commission's Schedule 13G. Includes 204,000 shares as to which stockholder claims sole voting power and 764,000 shares as to which stockholder claims shared dispositive power.
 (6) Includes 20,225 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 75,705 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 2,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 96,806 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 33,646 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11) Mr. Belbel resigned from the Company effective February 28, 1997. Includes 38,245 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12) Mr. Schneur resigned from the Company effective December 31, 1996. Includes 11,445 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13) Mr. Franklin resigned from the Company effective October 3, 1996.
(14) Includes 274,007 shares of Common Stock issuable pursuant to presently exercisable stock options.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who at December 31, 1996 were (i) the Chief Executive Officer, (ii) each of the other three most highly compensated executive officers of the Company in office on December 31, 1996 who earned more than $100,000 in salary and bonus in fiscal 1996 (collectively, the "Named Executive Officers"), and (iii) one former executive officer of the Company who earned more than $100,000 in salary and bonus in fiscal 1996 but was not in office on December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                           ANNUAL COMPENSATION       COMPENSATION
                          ---------------------- ---------------------
                                                      SECURITIES
        NAME AND                                      UNDERLYING        ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS   OPTIONS (# OF SHARES) COMPENSATION
   ------------------     ---- -------- -------- --------------------- ------------
Zack B. Bergreen........  1996 $300,000      --            --            $63,800(1)
Chairman of the Board,    1995  300,000      --            --             82,000(2)
President and Chief       1994  300,000 $500,000           --             75,200(2)
Executive Officer
Leonard W. von Vital....  1996  121,048      --         20,000(3)            --
Vice President and Chief  1995  107,000   20,000        20,000             2,000(4)
Financial Officer         1994   95,000   30,000           --              1,900(4)
Caesar J. Belbel........  1996  114,606      --         10,000(3)            --
Former Vice President,    1995  100,000   15,000        10,000             2,000(4)
General                   1994   90,000   10,000           --              1,800(4)
Counsel and Secretary(5)
Avner Schneur...........  1996  125,001      --          5,000(3)            --
Former Vice President,    1995  100,000      --          5,000             2,000(4)
Chief Technologist(6)     1994   90,000      --            --              1,800(4)
William D. Franklin.....  1996  110,306      --            --                --
Former Vice President,    1995  125,000   52,000        25,000             2,500(4)
Customer Service(7)       1994   35,000      --            --                700(4)

--------
(1) Includes premiums for term life insurance paid by the Company on behalf of the Named Executive Officer.
(2) Includes premiums for term life insurance paid by the Company on behalf of the Named Executive Officer and Company contributions to Profit Sharing Plan.
(3) Represents options granted in fiscal 1995 and repriced in October 1996. See "Compensation and Other Information Concerning Directors and Officers--Option Repricing" and "--Compensation Committee Report on Executive Compensation." The Commission's regulations require that repriced options be reported as new grants in the year of repricing.
(4) Constitutes Company contributions to Profit Sharing Plan.
(5) Mr. Belbel resigned from the Company effective February 28, 1997.
(6) Mr. Schneur resigned form the Company effective December 31, 1996.
(7) Mr. Franklin resigned from the Company effective October 3, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made with respect to the year ended December 31, 1996 to each of the Named Executive Officers:

                                       INDIVIDUAL GRANTS(1)                POTENTIAL REALIZABLE VALUE
                         ------------------------------------------------          AT ASSUMED
                          NUMBER OF   % OF TOTAL                          ANNUAL RATES OF STOCK PRICE
                         SECURITIES    OPTIONS                              APPRECIATION FOR OPTION
                         UNDERLYING   GRANTED TO    EXERCISE                        TERMS(3)
                           OPTIONS   EMPLOYEES IN    PRICE     EXPIRATION ----------------------------
NAME                     GRANTED (#) FISCAL YEAR  ($/SHARE)(2)    DATE        5%($)         10%($)
----                     ----------- ------------ ------------ ---------- ------------- --------------
Zack B. Bergreen........      --          --           --           --              --             --
Leonard W. von Vital....   20,000        N.A.(1)     $5.50      10/5/05   $      60,646 $      149,374
Caesar J. Belbel........   10,000        N.A.(1)      5.50      10/5/05          30,323         74,687
Avner Schneur...........    5,000        N.A.(1)      5.50      6/30/98           2,088          4,226
William D. Franklin.....      --          --           --           --              --             --

--------
(1) Represents options granted in fiscal 1995 and repriced in October 1996. See "Compensation and Other Information Concerning Directors and Officers--Option Repricing" and "--Compensation Committee Report on Executive Compensation." The Commission's regulations require that repriced options be reported as new grants in the year of repricing. Except as otherwise indicated, these options, which were granted under the Company's 1994 Amended Stock Option Plan on October 5, 1995 and repriced as of October 29, 1996, become exercisable over a four year period, vesting 25% on each of the four anniversaries of the date of grant. Options are subject to the employee's continued employment.
(2) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common stock at the date of repricing.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 1996 and the year-end value of unexercised options:

                                                                                  VALUE OF UNEXERCISED
                           SHARES                    NUMBERS OF UNEXERCISED     IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON     VALUE         OPTIONS AT YEAR END              YEAR END
NAME                     EXERCISE(#) REALIZED($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(2)
----                     ----------- -------------- ------------------------- ----------------------------
Zack B. Bergreen........      --             --                --                          --
Leonard W. von Vital....   14,775       $392,897          75,705/13,500             $380,289/$2,531
Caesar J. Belbel........   20,275        530,648          60,495/6,750               314,168/1,265
Avner Schneur...........   17,700        445,157          61,445/3,375               327,968/633
William D. Franklin.....   34,175        278,863(3)        5,825/70,000               18,213/260,181

--------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options, in accordance with regulations promulgated under the Series Exchange Act of 1934, as amended (the "Exchange Act"), and do not necessarily reflect amounts actually received by the named officers.
(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock at December 31, 1996, the fiscal year-end ($5.6875 per share), multiplied by the number of shares underlying the option.
(3) Does not include the exercise of an option for 24,000 shares of Common Stock in December 1996 at an exercise price of $0.21 per share. Because Mr. Franklin was no longer required to report the sale of any such option shares under Section 16 of the Exchange Act, the Company does not have sufficient information to calculate the value, if any, that was realized.

OPTION REPRICINGS

  The following table sets forth, for each Executive Officer of the Company during fiscal 1996, information with respect to the repricing of stock options during the past ten years:

                                   NUMBER OF
                                  SECURITIES  MARKET PRICE                             LENGTH OF ORIGINAL
                                  UNDERLYING  OF STOCK AT  EXERCISE PRICE                 OPTION TERM
                                    OPTIONS     TIME OF      AT TIME OF   NEW EXERCISE REMAINING AT DATE
          NAME             DATE   REPRICED(#) REPRICING($)  REPRICING($)    PRICE($)      OF REPRICING
          ----           -------- ----------- ------------ -------------- ------------ ------------------
Caesar J. Belbel........ 10/29/96   10,000       $5.50         $17.25        $5.50           9 years
Dianne Durkin(1)........ 10/29/96   50,000        5.50          27.50         5.50         9.4 years
Avner Schneur........... 10/29/96    5,000        5.50          17.25         5.50           9 years
Leonard W. von Vital.... 10/29/96   20,000        5.50          17.25         5.50           9 years

--------
(1) Ms. Durkin resigned from the Company effective January 2, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report is submitted by the Compensation and Stock Option Committee (the "Compensation Committee"). As of December 31, 1996, the Compensation Committee of the Board of Directors consisted of Messrs. Rusch and Wasserman, each of whom was an independent, non-employee Director. The Compensation Committee currently consists of Messrs. Rusch and Kroger. Depending on the extent of Mr. Kroger's consulting services for the Company, the Company's Board of Directors may be required to exercise the functions of the Compensation Committee during 1997. The Compensation Committee is responsible for developing the compensation programs that relate to the Company's executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Compensation Committee also oversees the general compensation structure for all of the Company's employees. In addition, the Compensation Committee administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan, and 1995 Employee Stock Purchase Plan.

  The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning the financial interests of the Company's executive officers with those of its stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies which compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

  Compensation under the Company's executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary,
(ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and the Company's 1995 Employee Stock Purchase Plan and 401(k) profit sharing plan, which are generally available to all employees of the Company.

  BASE SALARY. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the Compensation Committee believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while providing relatively higher cash bonus and incentive award opportunities. In addition, the Compensation Committee generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers are made by the Compensation Committee near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

  Fiscal 1996 base salaries were determined by the Compensation Committee after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation to each executive officer. Base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were also based strongly upon evaluations and recommendations made by the Chief Executive Officer. The Board of Directors believes that fiscal 1996 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for the comparable position with respect to each such executive officer at comparable companies.

  INCENTIVE COMPENSATION. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company's performance, as well as individual performance. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior performance. The Company awarded no cash bonuses to any employees for fiscal 1996, which the Compensation Committee believes is appropriate in light of the Company's operating loss during the year.

  STOCK OPTIONS. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Company's Stock. The Board of Directors believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view that may support the retention of key executive officers.

  The Company's stock option plans are administered by the Compensation Committee. The Compensation Committee periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Company's Common Stock.

  During the fiscal year ended December 31, 1996, options to purchase an aggregate of 300,000 shares of Common Stock were awarded to the Company's executive officers. None of the executive officers receiving stock options during fiscal 1996 appears in the Summary Compensation Table contained in this Proxy Statement. Options granted during and with respect to fiscal 1996 were granted at an exercise price per share equal to the fair market value of the Common Stock. For additional information regarding the grant of options, see the table under the heading "Option Grants in Last Fiscal Year."

  OTHER BENEFITS. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees.

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. In fiscal 1996, the Company's President and Chief Executive Officer, Zack B. Bergreen, received total salary of $300,000. Mr. Bergreen's base compensation, which has not increased since 1994, was based on an assessment of salaries believed by the Compensation Committee to be paid to chief executive officers at comparable companies, as well as an assessment of Mr. Bergreen's qualifications, performance and expected contributions to the Company's future growth. Mr. Bergreen received no cash bonus or stock option awards during or with respect to fiscal 1996.

  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. It is the present intention of the Compensation Committee that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

  OPTION REPRICING. In the first weeks of July 1996, the market price of the Company's Common Stock fell from approximately $23.00 per share to approximately $8.00 per share, and between July 1996 and the end of fiscal 1996 this market price fluctuated between approximately $5.00 per share and $8.00 per share. After the initial decline in the Common Stock's market value, the Company's Board of Directors determined that outstanding stock options held by the Company's non-executive employees, most of which carried an exercise price of $17.25, would no longer serve their intended purpose of motivating employees to work diligently for the long-term benefit of the Company and its stockholders. Accordingly, on July 26, 1996, the Board of Directors voted to reduce the exercise price of the stock options held by non-executive employees to $7.75, the then-current market price of the Company's Common Stock. For the same reason, the Compensation Committee voted on October 3, 1996, to reduce the exercise price of the stock options held by the three key employees and former stockholders of Abalon AB, the Company's recently-acquired Swedish subsidiary, from $26.00 to $5.62 per share, the then-current market price of the Company's Common Stock. Finally, the Company's Board of Directors determined on October 24, 1996, that the exercise prices for stock options held by certain executive officers and other officers of the Company, which ranged from $17.25 to $27.50 per share, were so high in relation to the Common Stock's then-current market value of approximately $5.50, that the Company faced the significant risk that these important members of the Company's management might feel that the alignment of their personal financial interests with the long-term interests of the Company had diminished. In order to preserve the important motivational incentives that were the main purpose of the stock options held by these officers, which aggregated 85,000 option shares, the Board of Directors voted to reduce their exercise price to $5.50 per share, effective October 29, 1996.

  Respectfully submitted by the Compensation Committee

                Joseph J. Kroger
                Bruce Rusch

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors has established a Compensation Committee currently consisting of Messrs. Kroger and Rusch. Mr. Reuben Wasserman, a former member of the Board of Directors who resigned as of February 24, 1997, served on the Compensation Committee during all of 1996. Mr. Kroger had served on the Compensation Committee until July 8, 1996, then left the Compensation Committee until his re-election to the Committee in March 1997. No person who served as a member of the Compensation Committee was, during the fiscal year ended December 31, 1996, simultaneously an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a Director of the Company.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive a fee of $1,000 for attendance at each regular and special meeting of the Board of Directors, and are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-employee Directors are also eligible to receive stock options under the Company's 1995 Non-Employee Director Stock Option Plan. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on July 27, 1995 through December 31, 1996, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on July 27, 1995 in the Company's Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.

Index Description               7/28/95       12/31/95      12/31/96
                                -------       --------      --------
Astea International Inc.        $100.00       $152.50       $ 37.93
Nasdaq Index                    $100.00       $102.74       $127.67
SIC Code 7372 Index             $100.00       $106.67       $141.79



--------
(1) Prior to July 27, 1995, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                  PROPOSAL 2

          APPROVAL OF ASTEA INTERNATIONAL INC. 1997 STOCK OPTION PLAN

  The Board of Directors has approved the Astea International Inc. 1997 Stock Option Plan and submitted the 1997 Plan for stockholder approval at the Annual Meeting. Because only approximately 190,000 shares of Common Stock are available for issuance to employees under existing stock option plans, the Board of Directors believes that the 1997 Plan is necessary in order to fulfill the Company's needs of attracting new managerial and technical talent and retaining existing talent.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1997 PLAN.

EXISTING STOCK PLANS

  Excluding the 1997 Plan, the Company currently has four stock ownership plans: the 1991 Amended Non-Qualified Stock Option Plan (the "1991 Plan"), the 1994 Amended Stock Option Plan (the "1994 Plan"), the 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), and the 1995 Non-Employee Director Stock Option Plan (the "Director Plan").

  1991 AMENDED NON-QUALIFIED STOCK OPTION PLAN. The 1991 Plan was adopted by the Board of Directors of the Company as of November 27, 1991 and was approved by the sole stockholder of the Company on November 27, 1991. The 1991 Plan provides for the issuance of a maximum of 850,000 shares of Common Stock pursuant to the exercise of non-qualified stock options to employees, consultants and Directors of the Company. As of December 31, 1996, options to purchase a total of approximately 604,000 shares of Common Stock were outstanding under the 1991 Plan, of which approximately 434,000 shares were then exercisable.

  1994 AMENDED STOCK OPTION PLAN. The 1994 Plan was adopted by the Board of Directors of the Company on January 31, 1994 and approved by the sole stockholder on January 31, 1994. The 1994 Plan provides for the issuance of a maximum of 1,500,000 shares of Common Stock pursuant to the exercise of incentive and non-qualified stock options to employees, consultants and Directors of the Company. As of December 31, 1996, options to purchase approximately 1,197,000 shares of Common Stock were outstanding under the 1994 Plan, of which approximately 220,000 shares were then exercisable.

  1995 EMPLOYEE STOCK PURCHASE PLAN. The 1995 Purchase Plan was adopted by the Board of Directors of the Company and approved by the sole stockholder of the Company on May 23, 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 250,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. As of January 1, 1997, approximately 160 employees were eligible to participate in the 1995 Purchase Plan. Unless terminated sooner, the 1995 Purchase Plan shall terminate on June 30, 2005.

  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The Director Plan was adopted by the Board of Directors of the Company and approved by the sole stockholder of the Company on May 23, 1995. The Director Plan provides for the grant of options to purchase a maximum of 200,000 shares of Common Stock of the Company to non-employee Directors of the Company. Under the Director Plan, each non-employee Director who is either (i) a Director of the Company on July 26, 1995 or (ii) first elected as a Director after July 26, 1995 is automatically granted on July 26, 1995, or the date such person first becomes a Director, as the case may be, an option to purchase 30,000 shares of Common Stock on such date (provided that no Director shall receive, under the Director Plan, more than one option for 30,000 shares). The exercise price per share for all options granted under the Director Plan will be equal to one hundred percent (100%) of the fair market value per share of the Common Stock as of the date of the grant. As of the Record Date, options to purchase an aggregate of 90,000 shares of Common Stock have been granted to the non-employee Directors under the Director Plan at an exercise price of $15.00 per share.

THE ASTEA INTERNATIONAL INC. 1997 STOCK OPTION PLAN

  PLAN DESCRIPTION. The 1997 Plan was adopted by the Board of Directors of the Company on February 19, 1997 and has been submitted to the Company's stockholders for approval at the Annual Meeting.

  The 1997 Plan provides for the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options, stock awards and authorization to make purchases of Common Stock to employees, consultants, Directors and officers of the Company.

  The 1997 Plan is intended to provide incentives to the officers and other employees of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted thereunder which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); to Directors, officers, employees and consultants of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); to Directors, officers, employees and consultants of the Company by providing them with awards of stock in the Company; and to Directors, officers, employees and consultants of the Company by providing them with opportunities to make direct purchases of stock in the Company. Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Any person who owns more than fifteen percent (15%) of the outstanding shares of the Common Stock of the Company and
(i) is not an employee of the Company or (ii) is an officer of the Company, is ineligible to participate in the 1997 Plan.

  The 1997 Plan is administered by the Compensation and Stock Option Committee (the "Committee"). Subject to the provisions of the 1997 Plan, the Committee has the authority to determine the terms of such options, including (i) the number of shares subject to each Option, (ii) the exercise price of the Options, (iii) the duration of the Options, (iv) the times when the Options become exercisable and (v) the time, manner and form of payment upon the exercise of an Option.

  The 1997 Plan currently authorizes the issuance of a maximum of 500,000 shares of Common Stock of the Company, but no employee of the Company may be granted Options to acquire, in the aggregate, more than 150,000 shares of stock. Any shares subject to an Option which expires or terminates may again be available for grant under the 1997 Plan. As of the Record Date, approximately 600 employees were eligible for awards under the 1997 Plan.

  Options may be granted under the 1997 Plan at any time prior to February 19, 2007. The exercise price per share of ISOs granted under the 1997 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value per share of the Common Stock on the date of the grant). No eligible employee may be granted ISOs that become exercisable for the first time by such employee during any calendar year which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any Options granted to an employee in excess of that amount will be granted as Non-Qualified Options. The exercise price per share of all Non-Qualified Options cannot be less than the minimum legal consideration required under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

  The 1997 Plan provides that each Option shall expire on the date specified in the option agreement, but not more than (i) ten years and one day from its date of grant with respect to Non-Qualified Options, (ii) ten years from its date of grant with respect to ISOs generally, and (iii) five years in the case of ISOs granted to an employee holding more than 10% of the voting stock of the Company.

  Options granted under the 1997 Plan shall not be exercisable until they become vested. Options typically vest over a four-year period. An Option is exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the Option is being exercised, and making payment in full for such shares. An Option is not transferable by the optionholder except (a) to members of the optionholder's immediate family, (b) by will or by the laws of descent and distribution or (c) in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Generally, ISOs may not be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or permanent disability, the ISO is exercisable for a maximum of 180 days after such termination.

  As of the Record Date, no options to purchase shares of Common Stock were outstanding under the 1997 Plan.

  On the Record Date, the fair market value of the Company's Common Stock was $4.125, the last reported sale price of the Company's Common Stock quoted on the Nasdaq National Market on such date.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 1997 PLAN, AND AWARDS AND PURCHASES GRANTED UNDER SUCH PLAN IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. IT IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

  A. Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1997
Plan:

    1. In general, no taxable income results to the optionholder upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either the grant or exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years following the date the ISO was granted or (ii) one year following the date the shares are issued to the optionholder pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionholder.

    3. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionholder and will be taxed as ordinary income in the year of such disposition.

    4. In any year that an optionholder recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

    5. Any excess of the amount realized by the optionholder as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

    6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionholder's holding period for the shares exceeds one year.

    7. An optionholder may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionholder's ISO agreement so provides. If an optionholder exercises an ISO in such fashion, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "alternative minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionholder's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

    9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

  B. Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as incentive stock options under the 1997 Plan (individually, a "NQSO," and collectively, "NQSOs"):

    1. The optionholder generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

    2. The optionholder generally will recognize ordinary compensation income at the time of exercise of the NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

    3. When the optionholder sells the shares acquired through the exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionholder as compensation income). If the optionholder's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    4. The Company generally should be entitled to a federal income tax deduction when compensation income is recognized by the optionholder.

    5. An optionholder may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionholder exercises a NQSO in such fashion, special rules will apply.

    6. Special rules apply if the Common Stock acquired through the exercise of a NQSO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

  C. Stock Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases under the 1997
Plan:

  Under current federal income tax law, persons receiving Common Stock under the 1997 Plan pursuant to an award of Common Stock or a grant of an opportunity to purchase Common Stock generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

                              OPTION INFORMATION

  As of December 31, 1996 the Company had approximately 210 employees with outstanding option grants under the 1991 Plan or the 1994 Plan. The following table sets forth as of December 31, 1996, options granted under the 1991 Plan, the 1994 Plan and the Director Plan to (i) each of the Named Executive Officers, (ii) each nominee for election as a Director, (iii) all current executive officers of the Company as a group, (iv) all current Directors of the Company who are not executive officers as a group and (v) all employees, including all current officers who are not executive officers, as a group. This table does not reflect the exercise of options previously granted and, accordingly, does not accurately reflect current holdings.

                                                                 NUMBER OF OPTIONS GRANTED
                                                           --------------------------------------
                                                                                         DIRECTOR
NAME                                  TITLE                1991 PLAN 1994 PLAN 1997 PLAN   PLAN
----                    ---------------------------------  --------- --------- --------- --------
Zack B. Bergreen(1).... Chairman of the Board, President     45,125       --      --         --
                         and Chief Executive Officer
Leonard W. von Vital... Vice President, Chief Financial      98,800    20,000     --         --
                         Officer
Caesar J. Belbel....... Former Vice President, General       91,200    10,000     --         --
                         Counsel and Secretary
Avner Schneur.......... Former Vice President, Chief         91,200     5,000     --         --
                         Technologist
Joseph J. Kroger....... Director                             30,800    90,275     --      30,000
Bruce R. Rusch......... Director                                --     46,075     --      30,000
Reuben Wasserman....... Former Director                         --     46,075     --      30,000
All current executive officers as a group (4 persons)(1)..  181,925    85,000     --         --
All current Directors who are not executive officers, as a
 group (2 persons)........................................   30,800   136,350     --      60,000
All current employees who are not executive officers, as a      --    947,035     --         --
 group....................................................

--------
(1) Includes 45,125 shares of Common Stock issuable pursuant to presently exercisable stock options held by Mr. Bergreen's wife. Mr. Bergreen disclaims beneficial ownership of the 45,125 shares of Common Stock issuable pursuant to presently exercisable stock options held by his wife.

                                  PROPOSAL 3

                    RATIFICATION AND SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP ("Arthur Andersen"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1997. Arthur Andersen has served as the Company's accountants since March 1995. It is expected that a member of Arthur Andersen will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

  The Company retained Arthur Andersen as its independent accountants and replaced Shechtman, Marks, Devor & Etskovitz, P.C. ("SMDE") in March 1995. The report of SMDE on the Company's financial statements for the year ended December 31, 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1993 and through the date of replacement, there were no disagreements with SMDE on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The change in independent accountants was approved by the Board of Directors. There have been no other changes in accountants in the last two fiscal years.

                               OTHER INFORMATION

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REAL ESTATE MATTERS

  The Company leases an office facility in Chalfont, Pennsylvania from Zack B. Bergreen and his wife, Ms. Bar-Nir, pursuant to a lease that expires on December 31, 2009, at a monthly rent of approximately $33,250 plus related expenses. The total rent expense paid by the Company to Mr. Bergreen and his wife during the fiscal year ended December 31, 1996 was approximately $399,000. The Company believes that these rental terms are at least as favorable to the Company as could be obtained from an unaffiliated third party. In addition, the Company has provided a Guaranty and Surety Agreement dated November 30, 1994 guaranteeing the payment by the Bucks County Industrial Development Company ("BCIDC") of a promissory note in the principal amount of $244,000 payable to Pennsylvania Industrial Development Company (the "PIDA Loan"). The PIDA Loan, which has been borrowed by BCIDC to expand and improve certain portions of the Company's Chalfont, Pennsylvania facility (the "Improvements"), is secured by a second mortgage given by Mr. Bergreen and his wife on such portions of the Chalfont, Pennsylvania facility of the Company pursuant to an Amendment to Installment Sale Agreement dated November 30, 1994 (the "Installment Sale Agreement"). Under the Installment Sale Agreement, Mr. Bergreen and his wife will acquire the Improvements when the PIDA Loan is amortized. As of December 31, 1996, the amount outstanding under the PIDA Loan was approximately $214,000.

  On July 26, 1995, the Company terminated its status as an S Corporation and, in connection therewith, declared a distribution (the "S Corporation Distribution") to Mr. Bergreen, the sole stockholder of the Company on that date, in an aggregate amount equal to the Company's remaining undistributed S Corporation earnings. The Company paid an aggregate of $8,296,000 of the S Corporation Distribution to Mr. Bergreen in two installments after July 26, 1995. In fiscal 1996, the Company then paid Mr. Bergreen approximately $1,979,000, the remainder of the S Corporation Distribution.

EMPLOYMENT AND CONSULTING MATTERS

  Mr. Kroger, a Director of the Company since 1994, accepted employment as a Special Advisor to the President, commencing July 8, 1996. Mr. Kroger resigned from the Compensation Committee at the same time. In this capacity, Mr. Kroger's annual salary was $200,000, which resulted in aggregate salary payments of $90,432 during 1996, in addition to his compensation as a Director during the first half of 1996. In connection with his employment, on September 30, 1996, Mr. Kroger received non-qualified stock options to purchase 75,000 shares of the Company's common stock at an exercise price of $5.62 per share. On March 17, 1997, Mr. Kroger voluntarily terminated his employment and became a consultant to the Company. Under the terms of a consulting agreement between Mr. Kroger and the Company, the Company pays Mr. Kroger $16,666 per month and reimburses him for reasonable out-of-pocket expenses. In March 1997, Mr. Kroger rejoined the Compensation Committee.

  The Company paid consulting fees of approximately $2,750 for the fiscal year ended December 31, 1996 to Reuben Wasserman, a former Director of the Company, pursuant to a consulting agreement between the Company and Mr. Wasserman's company dated July 16, 1993. Mr. Wasserman's duties under the consulting agreement includes advisory functions to the Company related to evaluating potential acquisition candidates. Under the consulting agreement, which the Company or Mr. Wasserman may terminate upon thirty days advance written notice, the Company pays Mr. Wasserman $125 an hour for his services up to a maximum of $1,000 per day and reimburses Mr. Wasserman for any reasonable out-of-pocket expenses incurred by him in the performance of his duties under the consulting agreement.

OTHER TRANSACTIONS

  The Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 26, 1996, with and among Bendata, Inc., a Colorado corporation ("Bendata"), all of the shareholders of Bendata, Bendata (UK) Limited LLC, a Colorado corporation ("Bendata LLC"), all of the members of Bendata LLC, and BDI Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), to acquire all of the capital stock of Bendata through a reverse triangular merger of Merger Sub with and into Bendata (the "Merger"), and to acquire directly from the members of Bendata LLC all of the membership interests of Bendata LLC.

  Under the terms of the Merger Agreement, which closed on February 27, 1996, the shareholders of Bendata received an aggregate of 1,492,500 shares of Company Common Stock, valued at approximately $34.8 million, as the pre-determined value for the acquisition of Bendata by the Company. In addition, the members of Bendata LLC transferred directly to the Company, in exchange for 7,500 shares of the Company's Common Stock, all of the membership interests in Bendata LLC in a direct exchange transactions with the Company (the "Exchange") valued at approximately $17,500. Ronald J. Muns, the founder, chairman and principal shareholder of Bendata, received an aggregate of 1,366,270 shares of Company Common Stock in the Merger and the Exchange.

  The Company believes that the transactions discussed in this section were on terms no less favorable to the Company than could have been obtained with unrelated third parties. The Company has a policy whereby all material transactions between the Company and its officers, Directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and are approved by a majority of the disinterested members of the Company's Board of Directors.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1996 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1996, except that Mr. Wasserman's exercise of an option for 4,608 shares of Common Stock on January 2, 1996 was reported on Form 4 approximately 30 days late.

                             STOCKHOLDER PROPOSALS

  Proposals of the stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than December 1, 1997. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 55 Middlesex Turnpike, Bedford, Massachusetts 01730, Attention: Secretary.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting the stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                           ASTEA INTERNATIONAL INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1997
                     SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned stockholder of Astea International Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 15, 1997 and hereby appoints Zack B. Bergreen and Leonard W. von Vital, and each of them alone, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Williamson Restaurant, Easton Road and Blair Mill Road, Horsham, Pennsylvania 19044, on May 15, 1997 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof:

  1. To elect three (3) Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

   [_] FOR all nominees listed below
                          [_] WITHHOLD
     (except as indicated below)

    If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

  Nominees: Zack B. Bergreen, Bruce R. Rusch and Joseph J. Kroger.

  2. To approve the Astea International Inc. 1997 Stock Option Plan.

   [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1997.

   [_] FOR    [_] AGAINST    [_] ABSTAIN

  4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


    THIS PROXY IS SOLICITED ON BEHALF OF THE
  BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED
  AS DIRECTED OR, IF NO CONTRARY DIRECTION IS
  INDICATED, WILL BE VOTED FOR THE ELECTION OF
  DIRECTORS, FOR APPROVAL OF THE 1997 STOCK
  OPTION PLAN AND FOR THE RATIFICATION OF THE
  APPOINTMENT OF ARTHUR ANDERSEN LLP AS
  INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM
  ADVISABLE ON SUCH OTHER MATTERS AS MAY
  PROPERLY COME BEFORE THE MEETING.

    STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING
  OF STOCKHOLDERS MAY VOTE IN PERSON EVEN
  THOUGH THEY HAVE PREVIOUSLY MAILED THIS
  PROXY.

                                           Dated: ___________________ , 1997

                                           ---------------------------------
                                                      (Signature)

                                           ---------------------------------
                                                      (Signature)

                                             (This Proxy should be marked,
                                           dated and signed by the
                                           stockholder(s) exactly as his or
                                           her name appears hereon, and
                                           returned promptly in the
                                           enclosed envelope. Persons
                                           signing in a fiduciary capacity
                                           should so indicate. If shares
                                           are held by joint tenants or as
                                           community property, both should
                                           sign.)